                                                                   EXHIBIT 10.22


* Represents confidential information for which Ariba, Inc. is seeking confidential treatment with the Securities and Exchange Commission.

                                October 20, 2001

Dear Larry:

     This letter (the "Agreement") is to confirm the agreement between you and Ariba, Inc. ("Ariba" or the "Company") regarding the termination of your employment with the Company.

     1. Your employment with the Company terminated on July 18, 2001 ("Termination Date"). Although you are not otherwise entitled to receive any severance pay from the Company, the Company will provide you with the following severance benefits: (a) a lump sum cash severance payment of $2,005,575.00; (b) if you elect to continue your health insurance coverage under COBRA, the Company will directly pay the COBRA premiums to the insurance carrier to continue the medical benefits for you and your eligible dependents through and until the earlier of February 1, 2003 or the date that you are eligible to receive medical insurance benefits from another employer; and (c) 2,000,000 shares of Ariba's common stock as set forth in paragraph 5 below. You will receive the cash severance payment and the shares eight days after you sign this Agreement ("Effective Date") or, if later, when you have made arrangements satisfactory to the Company for satisfying all applicable withholding tax obligations. The Company anticipates that the entire cash severance payment will be applied to pay withholding taxes required with respect to the cash severance payment and the shares. The Company also anticipates that you will be required to make a cash payment to the Company to satisfy additional withholding tax obligations with respect to the shares.

     2. You agree that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

     3. The Company will reimburse you $47,079.55 for all past business expenses incurred by you on behalf of the Company. In addition, the Company agrees that in accordance with any written agreement between you and the Company it shall reimburse you for any reasonable tax preparation expenses incurred by you for 1999 and 2000, provided you submit all necessary documents regarding such expenses directly to [*] within thirty (30) days of the date of this Agreement for his sole review and approval.

     4. Effective one (1) day immediately following the Effective Date you hereby resign as a member of the Company's Board of Directors and as a member of the Board of Directors of Ariba Nihon K.K., Ariba Korea Limited and all other boards with which you served as a member as a result of your prior affiliation with the Company.

     5. Upon the Effective Date or, if later, when you have made arrangements satisfactory to the Company for satisfying all applicable withholding tax obligations, you will receive 2,000,000 shares of Ariba's common stock (the "Shares") under Ariba's 1999 Equity Incentive Plan. The Shares are fully vested. The Shares are registered with the Securities and Exchange Commission on Form S-8 and are eligible for resale at any time (subject to the rules that apply to all sales by members of the Board of Directors, former executive officers and persons who possess material non-public information about Ariba). You acknowledge that the restricted stock awarded to you on April 20, 2001 expired unvested. You agree that you were granted the following options and that all of such options are hereby cancelled:

          ------------------- --------------------------- ---------------------
          Grant Date              Number of Shares            Exercise Price
          ------------------- --------------------------- ---------------------
           9/20/99                        11,888                   $33.625
          ------------------- --------------------------- ---------------------
           9/20/99                     1,988,112                    33.625
          ------------------- --------------------------- ---------------------
           4/17/00                         1,840                    54.4375
          ------------------- --------------------------- ---------------------
           4/17/00                       398,160                    54.4375
          ------------------- --------------------------- ---------------------
           7/11/00                     1,000,000                    91.125
          ------------------- --------------------------- ---------------------
            4/4/01                     1,675,000                     4.8125
          ------------------- --------------------------- ---------------------
            4/4/01                        19,048                     4.8125
          ------------------- --------------------------- ---------------------
            4/4/01                     3,305,952                     4.8125
          ------------------- --------------------------- ---------------------

     6. In consideration for receiving the severance payment and benefits described in paragraph 1 above, including the shares of Ariba's common stock described in paragraph 5 above, and the release of claims provided in paragraph 8 below, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, or past or present subsidiaries (whether or not wholly owned), officers, directors, agents, employees and assigns (together called "the Releasees"), with respect to any matter (without limitation) arising out of or connected in any way with your employment with the Company or the termination of that employment, including without limitation, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the

          Americans with Disabilities Act, and all other laws and regulations relating to employment.

     7. You understand and agree that there exists a good faith dispute between you and Ariba regarding alleged non-payment of wages. You further understand and agree that in settlement of this good faith dispute, Ariba will provide a payment to you equal to $116,300.67, less all applicable withholdings. In consideration of this payment to be paid to you by Ariba, you hereby fully and forever release and discharge Ariba from all claims and causes of action arising out of or relating in any way to any dispute regarding your compensation at Ariba, including, but not limited to, salary, bonuses or vacation time.

     8. In consideration for the release of claims provided in paragraph 6 above, the Company waives and releases and promises never to assert any claims or causes of action, whether or not now known, against you with respect to any matter related to your employment with the Company or the termination of that employment, including without limitation, defamation, fraud, breach of contract, or breach of the covenant of good faith and fair dealing.

     9. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Company's Proprietary Information and Inventions Agreement or paragraphs 15 or 16 herein shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

     10. You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

     11. Your participation in the Company's Employee Stock Purchase Plan ended as of your Termination Date. Any payroll deductions accumulated but not used to purchase shares as of your last day worked have been refunded to you. You acknowledge that you have no other stock rights in the Company, or any parent or subsidiary (whether or not wholly owned), including options or other rights to acquire shares of the Company's common stock or other equity securities of the Company or any such parent or subsidiary, other than those rights enumerated in this paragraph and in paragraph 5.

     12. Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

     13. You represent and warrant that since your Termination Date you: (a) have returned to the Company all Company property, including, but not limited to, your Company-issued laptop computer, including all files stored on such computer, any papers, files, documents, equipment, keys, access cards, identification, software or disks (provided, however, that you may retain in your possession the desktop computer, printer and facsimile machine previously provided to you by the Company); (b) have not made and/or retained copies of any Company property, including, but not limited to the foregoing; and (c) have not disclosed to any third-party any Company confidential or proprietary information.

     14. At all times in the future, you will remain bound by the Company's Proprietary Information and Invention Agreement ("PIIA") signed by you, a copy of which is attached as Exhibit A hereto.

     15. During the period commencing on the Termination Date and continuing for a period of six (6) months thereafter, you agree not to, directly or indirectly on behalf of yourself or any other party, solicit, induce or encourage any employee or consultant to terminate any employment or business relationship with the Company for any reason.

     16. You understand and agree that as a result of your position as the Company's chief executive officer you had unique access to the Company's confidential and proprietary information. You further understand and agree that in order to protect the Company's confidential and proprietary information, it is necessary that you enter into this agreement not to compete.

          a. You agree that during the period commencing on the Termination Date and continuing until the first anniversary of the Termination Date you shall not: (i) directly or indirectly, individually or in conjunction with others, engage in activities that compete with the Company or work for any entity that is part of the Company's Market; (ii) solicit, serve, contract with or otherwise engage any existing or prospective customer, client or account of the Company on behalf of any entity that is part of the Company's Market; or (iii) cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company. You and the Company agree that this provision is reasonably enforced with reference to any geographic area in which the Company maintains any such relationship and further that the Company's Market is global in scope.

          b. For purposes of this paragraph 16, the Company's "Market" shall mean (i) all companies that derive their revenue primarily from e-procurement software sales or sales of software or services aiding companies in sourcing activities; and (ii) those companies set forth on Exhibit B hereto.

          c. You understand and agree that: (i) the remedy at law for any breach of paragraph 16 of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by you of the provisions of paragraph 16 of this Agreement, the Company shall be entitled to seek an injunction restraining you from the conduct which would constitute a breach of this Agreement. Nothing herein shall be construed as prohibiting the
               (iii) Company from pursuing any other remedies available to it for such breach or threatened breach including, without limitation, the recovery of damages from you; and (ii) in the event of a breach by you of the provisions of paragraph 16 of this Agreement, in addition to any other remedies that would be otherwise available to the Company, the Company will be entitled to and you would be obligated to immediately provide to the Company (A) the proceeds from your sale of the Shares or (B) in the event that you had not sold the Shares at the time of such breach, the Shares.

          d. You and the Company expressly agree that the character, duration and geographical scope of this paragraph 16 are reasonable. However, should a determination nonetheless be made by a court of competent jurisdiction that the character, duration or geographical scope of this paragraph 16 is unenforceable pursuant to applicable law, then it is your intention and you agree that this paragraph 16 shall be modified by the court to the minimum extent necessary to render the provisions of this paragraph 16 enforceable pursuant to applicable law.

17. You agree that at all times in the future, you will not make any derogatory remarks regarding the Company, any of its subsidiaries (whether or not wholly owned) or any of its or their current or former officers, directors, products or business practices. You also agree to take any action reasonably requested by [*] or his successor in connection with the termination of your employment with the Company and its subsidiaries (whether or not wholly owned), including signing any formal resignations and reviewing and executing written consents of boards of directors regarding any matters that occurred on or before your Termination Date.

18. You agree that you will not initiate, maintain or accept the benefits from any legal action or proceeding of any kind against any of the Releasees as to any matter released in this Agreement.

     You shall make all reasonable and diligent efforts to cooperate with Ariba and its counsel regarding any litigation or investigation by any state, federal, foreign or private person or entity, directly or indirectly arising from or relating to any transaction, event or activity that occurred during your employment with Ariba, asserted against any of the Releasees. Such cooperation shall include all reasonable assistance that Ariba determines is necessary, including, but not limited to, meeting or consulting with Ariba and its counsel and their designees, reviewing documents, analyzing facts and appearing or testifying as a witness or interviewee or otherwise. You further agree that commencing on the Effective Date and continuing through and until April 20, 2002, you will make yourself available to Ariba and its counsel for up to [*] per month. You and Ariba agree that if at any time between April 21, 2002 and October 20, 2002 Ariba or its legal counsel request your assistance for more than [*] in any month, Ariba shall reimburse you at the rate of [*] per hour for any assistance you directly provide to Ariba or its counsel in excess of [*] in any month during that period.

     In connection with such cooperation, except as otherwise required by law, judicial order, or other lawful process, you will not cooperate or communicate in any way with any other party or witness or their counsel or designees, including, but not limited to, [*], without the express prior written consent of Ariba; provided, however, that you may communicate with [*] regarding any matters not related to Releasees (this prohibition includes, but is not limited to, any matters related to the employment or termination of employment of [*], you or any other employee from Ariba). Requests for such written consent shall be directed to [*] or his successor. You further agree that you will advise [*], or his successor, as soon as practicable but in any event within five (5) business days if you are contacted by any person, firm, corporation, association or other entity in connection with any pending or threatened claim against any of the Releasees. Upon receiving such a request, Ariba will respond as soon as practicable but in any event within five (5) business days by either granting or denying such consent or by stating that it is not in a position to take such action due to the temporary unavailability of certain individuals at Ariba.

     Nothing in this paragraph 18 is intended to prevent you from complying with the compulsory process of any court or agency or from providing truthful and accurate testimony in any proceeding in which you do testify.

19. All compensation paid under this Agreement is subject to reduction to reflect applicable withholding and payroll taxes.

20. You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney, accountant, stock broker or tax advisor in order for such individuals to render services to you; provided that you inform any such individual that he or she may not disclose such information to any other party.

21. You agree that except as expressly provided in this Agreement and the PIIA, this Agreement renders null and void any and all prior agreements between you and the Company. You and the Company agree that this Agreement and the PIIA constitute the entire agreement between you and the Company regarding the subject matter therein, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

22. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to principles of conflicts or choice of laws.

23. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.

24. You have up to twenty-one (21) days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have seven (7) days after you have signed this Agreement during which time you may revoke this Agreement.

25. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement.

Please indicate your agreement with the above terms by signing below.

                                       Sincerely,


                                       /s/ Nancy Kato
                                       -----------------------------------------
                                       Nancy Kato

                                       Senior Vice President, Human Resources

     My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.


Signed: /s/ Larry Mueller              Dated: October 20, 2001
        ----------------------------          ----------------------------------
            Larry Mueller

                                    Exhibit A
                                    ---------

                                   Ariba, Inc.

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

     The following Proprietary Information and Inventions Agreement ("Agreement") confirms an understanding between me (Lawrence A. Mueller), and Ariba, Inc., a Delaware corporation (the "Company"), which is a material part of the consideration for my employment by the Company:

1. The Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively "Inventions") and I will promptly disclose all Inventions to the Company. I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its agents and attorneys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to the Company's actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix B.

2. To the extent allowed by law, paragraph 1 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively, "Moral Rights"). To the extent I retain any such Moral Rights under applicable law, I hereby waive such Moral Rights and consent to any action consistent with the terms of this Agreement with respect to such Moral Rights. I will confirm any such waivers and consents from time to time as requested by the Company.

3. I agree that all Inventions and all other business, technical and financial information I develop, learn or obtain during the term of my employment that relates to the Company or the business or demonstrably anticipated business of the Company or that are received by or for the Company in confidence, constitute "Proprietary Information." I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to stockholders generally and (iii) this Agreement.

4. During the period of my employment with the Company and for one year thereafter, I will not encourage or solicit any employee or consultant of the Company to leave it for any reason (except for the bona fide firing of the Company personnel within the scope of my employment).

5. I agree that during the term of my employment with the Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company.

6. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing, use or disclose my own or any third party's confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company.

7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of the Company, I have obligations to the Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of the Company.

8. I agree that my obligations under paragraphs 1, 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 1, 2 and 3 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

                                    EMPLOYEE:


                                    /s/ Lawrence A. Mueller
                                    -------------------------------------
                                     Lawrence A. Mueller


                                    -------------------------------------
                                    Date

Accepted and Agreed to:

ARIBA, INC.


By: /s/ Keith Krach
    ------------------------------------
     Keith Krach

                                   APPENDIX A

Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

A. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an Invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

2. Result from any work performed by the employee for his employer.

B. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

                                   APPENDIX B

                 PRIOR MATTER RELATED TO THE COMPANY'S ACTUAL OR
                               PROPOSED BUSINESS




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                                     Page 5

                                    Exhibit B
                                    ---------


[*]



                                       10